[GRAPHIC OMITTED][GRAPHIC OMITTED]

For Immediate Release:
January 30, 2002



         DICE INC. posts $857,000 in EBITDA on revenues of $10.7 million in fourth quarter 2001

                   Full Year Revenues Up 13% to $56.3 Million

Fourth Quarter 2001 Highlights
o   10th consecutive quarter of EBITDA profitability for existing business

o   Expands sales channels and wins top-tier customers

o   Completes consolidation of facilities, improving operating efficiency

New York, NY--January 30, 2002--Dice Inc. (Nasdaq: DICE), the leading provider of online recruiting services for technology professionals, today reported results for the quarter and year ended December 31, 2001.

Quarterly Revenues
Revenues for the quarter were $10.7 million, a decrease of 18% compared to the $13.0 million recorded in the third quarter of 2001 and of 34% compared to pro forma revenues in the year ago quarter. Pro forma results in 2000 reflect the operations of Dice Inc.'s dice.com and MeasureUp businesses, and exclude the results of divested content businesses.

Quarterly Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)EBITDA totaled $857,000 for the quarter, compared to $2.0 million in the third quarter of 2001 and $5.2 million on a pro forma basis for the fourth quarter of 2000. Fourth quarter 2001 marks the 10th consecutive quarter of EBITDA profitability for the company's existing business (pro forma to exclude the content business).

Quarterly Cash Net Loss
Dice Inc. recorded a cash net loss of $(1.8) million, or $(0.16) per share, in the current quarter. Cash net loss excludes amortization of goodwill and intangibles of $4.2 million and net restructuring credits and impairment charges (see Other Items, below). In the fourth quarter of 2000, the Company reported a cash net loss on an actual basis of $(1.8) million, or $(0.17) per share. In the third quarter of 2001, the company recorded a cash net loss of $(228,000), or $(0.02) per share, which also excluded a net extraordinary gain of $5.6 million, or $0.53 per share, resulting from the early extinguishment of debt.

                                     -more-

Quarterly Results
The revenue decrease compared to both the fourth quarter of 2000 (pro forma) and the third quarter of 2001 reflected the impact of a weaker current business environment on demand for job postings from customers, and primarily resulted from a net decrease in the number of member customer accounts.

Dice continued to manage its cost structure at levels commensurate with the current and anticipated near-term business environment, while investing in sales and marketing programs to increase its market penetration. As a result, operating expenses excluding depreciation, amortization and one-time charges were $1.2 million less than in the third quarter of 2001. In addition, fourth quarter results include the costs of the consolidation into one operating facility in Iowa and the reduction of approximately 30 positions (the company employed approximately 160 people at December 31, 2001). The lower EBITDA in the current quarter compared to pro forma EBITDA in the fourth quarter of 2000 reflected the decrease in revenues year over year, partially offset by a reduction of $1.4 million in operating expenses excluding depreciation, amortization and one-time charges.

Full Year Results
For the full year, revenues increased by 13% on a pro forma basis to $56.3 million, reflecting the impact of a new pricing structure implemented in the latter half of 2000 and an increase in longer-term agreements. During 2001, Dice expanded its sales and marketing efforts, consolidated its operating facilities and invested in new infrastructure. As a result, the company reported EBITDA of $7.1 million, compared to $15.5 million in 2000 on a pro forma basis, which excludes the losses incurred by divested content businesses.

The cash net loss for 2001 was $(1.8) million, compared to a cash net loss of $(17.8) million on an actual basis in 2000, or a loss of $(0.17) per share compared to a loss of $(1.74) per share. Full year 2001 results exclude the $5.6 million net gain on early extinguishment of debt and net restructuring and impairment charges of $238,000; full year 2000 results exclude a $38.7 million restructuring charge for the divestiture of content businesses.

Full year results reflect the impact of investments in sales and marketing, including new print and direct mail advertising campaigns, strategic relationships with CNET/ZDNet and INTMedia, and the establishment of a field sales force.

Comments from Management
"We are beginning to see the initial impact of our new sales and marketing organization, with successes in the quarter - new customer wins, renewals of important contracts, a new sales channel, and results from newly-launched marketing initiatives. Also, the steps we have taken to structure our business for the current environment put us in an excellent position to expand very profitably as the overall market improves," said Scot W. Melland, President and CEO of Dice Inc.

                                     -more-

"Throughout this recessionary period for the broader economy, and technology specifically, we have continued to see demand for tech professionals in our core customer base; now we are anticipating that many projects, which have been awaiting green-lighting, may be nearing release, especially in key sectors such as security, networking, infrastructure and back office operations," Melland continued.

Michael P. Durney, Senior Vice President and CFO of Dice Inc., commented further, "Throughout 2001, we have increased our operating leverage through cost and infrastructure efficiencies coupled with targeted investment in sales and marketing in anticipation of the turn in the economy - and we're poised to generate significant incremental EBITDA when that turn occurs."

"Business trends in early January indicate that customer demand for job postings may be stabilizing, after several quarters of declining demand due to economic factors," Durney continued. "We've come through this difficult economic and transitional period with about $25 million in cash, and do not face the same level of cash needs as in the past, having in 2001 completed a significant investment program and paid the remaining costs of exiting the content business."

Dice.com Customer Accounts
Dice continued to win new customers in the fourth quarter, including Wal-Mart, State Farm Insurance, Eli Lilly, and the Chicago Transit Authority, reflecting the importance and cost-effectiveness of online recruiting solutions for companies in a stringent hiring climate.

Dice.com customers typically purchase the company's services through either monthly subscription products or longer-term contractual arrangements. These customers include approximately 2,900 monthly subscribers (a net decrease of 900 compared to 3,800 at the end of the third quarter) and approximately 120 larger customers who have signed longer-term agreements ("enterprise customers"). The net decrease of 900 was significantly less than the net decline of 1,600 member customers experienced in the third quarter.

During the fourth quarter, 70% of the enterprise customers whose contracts were signed in the fourth quarter of 2000 have renewed or extended their service arrangements with dice.com, including significant customers such as EDS, General Employment, and Computer Services Corp.

Recruitment Advertising Agency Program
During the quarter, Dice launched a recruitment advertising agency program, allowing the company to leverage another sales channel to reach direct hiring companies and strengthen its brand in the corporate sector. Through December 31, four of the top seven recruitment advertising agencies - Shaker Advertising, Bernard Hodes, Nationwide and J. Walter Thompson - have signed up for the program. The program provides recruitment advertising agencies with a dedicated agency sales desk staffed by experienced professionals who understand the recruitment advertising industry and the needs of agency customers.


                                    - more -

Marketing Initiatives
Also during the quarter, Dice launched several marketing initiatives to raise the company's visibility among targeted prospects in the human resources community and to increase customer acquisition. The company expanded the Dice Review, an opt-in email monthly newsletter and white paper series focused on technology human resources management; since its launch in late September, the Review has garnered an audience of over 8,500 subscribers.

To serve its customers better, the company employs a number of customer satisfaction programs, including monthly surveys to determine overall customer satisfaction with the service and to track measures of product efficiency. Recent customer surveys have shown that the average cost per hire when using dice.com ranges between $350-$400, documenting the value Dice represents compared to traditional media.

Consolidation of Operating Facilities
In November, Dice moved into a new facility near Des Moines, Iowa, completing a consolidation which brought employees together from four separate offices in Des Moines into a single building. This move has improved the company's operating efficiency as well as the quality of its infrastructure, while providing room for expansion when required by the business environment. The company also completed the establishment of a co-location facility for its technology infrastructure elsewhere in Iowa.

MeasureUp
During the quarter,  MeasureUp announced the release of three new product lines:
24/7 Live Tutoring, giving users the ability to contact certified professionals online 24 hours a day, seven days a week; e-Learning, enabling users to expand their knowledge and review information at their own pace; and e-Certifications, providing a quick and affordable method for technology professionals to prove their skills and knowledge.

Other Items in the Quarter ending December 31, 2001
During the quarter, the company made adjustments to accruals related to the exit of the content business and to acquisition-related accruals. These adjustments reflected the favorable impact of returning a significant portion of the company's New York office to the landlord with no ongoing financial obligation, the favorable resolution of acquisition-related accruals, and the settlement of other obligations at amounts lower than anticipated. These reductions in liabilities totaled $907,000.

Also during the quarter, the company wrote down the goodwill attributed to CCPrep, a certification preparation business acquired in 2000 which is reported within MeasureUp, by $876,000.

These items are reported separately as components of operating expenses in the quarter.


                                    - more -

Current Business Outlook
Many external economic indicators have continued to show weakness in the labor markets and corporate spending overall. However, some indicators in the labor markets have shown improvement in recent weeks. The company has not changed its overall view of anticipated 2002 performance but will provide some additional comments on near-term expectations during the quarterly earnings conference call to be webcast today at 11:00 a.m. ET (details below).

Cash Flows
The Company had net cash usage of $382,000 during the quarter, and $21.6 million during the full year, as detailed below:

----------------------------------------------------- ------------------------------------------------- -------------

Cash Flow Components                                                     Quarterly                       Full Year
(unaudited, $ in thousands)                                                Actual                          Actual
----------------------------------------------------- ------------------------------------------------- -------------
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
                                                        Q4 01        Q3 01       Q2 01        Q1 01         2001
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
EBITDA                                                     $ 857      $ 2,027     $ 2,047      $ 2,137       $ 7,068
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Payments of accrued restructuring costs                    (313)        (904)     (1,834)      (4,873)       (7,924)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Capital expenditures                                     (1,549)      (1,599)     (1,791)      (1,499)       (6,438)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Interest payments on Notes                                    --      (2,843)          --      (2,800)       (5,643)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Acquisition earn out payments                                 --           --     (5,310)           --       (5,310)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Repurchase of Notes                                           --      (2,982)          --           --       (2,982)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Working capital and other, net                               623        (240)       1,915      (2,715)         (417)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
Net Cash Used(1)                                          $(382)     $(6,541)    $(4,973)     $(9,750)     $(21,646)
----------------------------------------------------- ----------- ------------ ----------- ------------ -------------
(1)      Cash includes cash and marketable securities.



Performance Highlights

------------------------------------------- ----------------------------------------------------------------------------
Selected Performance Data                                       Quarterly                        Fourth     Full Year
(unaudited, $ in thousands)                                      Actual                         Quarter        2001
                                                                                                  2000        Actual
------------------------------------------- -------------------------------------------------- ----------- -------------
                                               Q4 01        Q3 01       Q2 01        Q1 01      Pro           FY 01
                                                                                                Forma(1)
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
Total revenues                                  $10,656      $13,019  $15,522        $17,099     $16,253       $56,297
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
Gross margin                                        89%          91%         91%          92%         93%           91%
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
Sales & marketing exp. (% of Rev.)                  46%          46%         52%          56%         39%           51%
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
EBITDA (2)                                        $857       $2,027      $2,047       $2,137      $5,174        $7,068
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
                                                                                                   Actual
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
Cash balance (end of period)(3)                $24,833      $25,215     $31,756      $36,729     $46,479       $24,833
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
Dice.com revenues                               $9,341      $11,614     $13,988      $15,563     $14,858       $50,507
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------
MeasureUp revenues                              $1,315       $1,405      $1,534       $1,536      $1,395        $5,790
------------------------------------------- ------------ ------------ ----------- ------------ ----------- -------------

(1)  Pro  forma  results  for  2000;  see  full   description  in  the  attached
     Consolidated Statements of Operations.

(2) Earnings before interest, taxes, depreciation, amortization, restructuring, impairment and one-time charges, net, and extraordinary items; see full description in the attached Consolidated Statements of Operations.

(3)  Includes marketable securities.

                                    - more -

Conference Call Information
Today's earnings conference call at 11:00 a.m. Eastern Time will be webcast live via Dice's Investor Relations website http://about.dice.com (click on "Live
Webcast"), Vcall (www.vcall.com), and Street Events (www.streetevents.com, subscribers only). An audio replay of the call will be available for 30 days at 1-800-428-6051, passcode: 224229, shortly after the call and webcast are completed.

About Dice Inc.
Dice Inc. (Nasdaq: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information.

Company Contact Information                 Media Contact Information
Michael P. Durney                           Claudine Cornelis
Senior Vice President, Finance and          Morgen-Walke Associates
Chief Financial Officer                     ccornelis@morgenwalke.com
                                            tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor Relations
Dice Inc.
ir@dice.com

tel: 212-725-6550


                                       ###

                           Financial Tables to Follow




                                                 Consolidated Statements of Operations
                                               (in thousands, except per share amounts)
                                                              (unaudited)
                                                                                 Three Months Ended
                                                                                    December 31,

                                                                  Actual                   Actual        Pro Forma (1)
                                                                   2001                     2000             2000
                                                             -----------------        ----------------- ----------------
Revenues                                                             $ 10,656                 $ 22,636          $16,253
Cost of revenues                                                        1,184                    4,475            1,103
                                                             -----------------        ----------------- ----------------
Gross profit                                                            9,472                   18,161           15,150
                                                             -----------------        ----------------- ----------------
Operating expenses:
  Product development                                                   1,063                    2,216            1,366
  Sales and marketing                                                   4,906                   11,589            6,409
  General and administrative                                            2,646                    3,530            2,201
  Depreciation                                                          1,354                    1,810              437
  Amortization                                                          4,223                    6,365            3,717
  Restructuring and one-time items, net                                  (907)                  38,675               --
  Goodwill impairment                                                     876                       --               --
                                                            -----------------        -----------------  ----------------
    Total operating expenses                                           14,161                   64,185           14,130
                                                            ------------------        ----------------- ----------------
Income (loss) from operations                                          (4,689)                 (46,024)           1,020
Interest and other income (expense), net                               (1,259)                    (832)            (824)
                                                             -----------------        ----------------- ----------------
Net income (loss)                                                    $ (5,948)                $(46,856)         $   196
                                                             =================        ================= ================

Basic and diluted net loss per share                                 $  (0.56)                $  (4.51)
                                                             =================        =================

Weighted average shares of common stock outstanding                    10,651                   10,395
                                                             =================        =================

Supplemental Financial Data:

EBITDA (2)                                                           $   857                  $  826            $5,174
                                                             =================        ================= ================

Cash net income (loss)  (3)                                          $(1,756)                 $(1,816)          $3,913
                                                             =================        ================= ================

Cash net income (loss) per share (4)                                 $ (0.16)                 $ (0.17)          $ 0.38
                                                             =================        ================= ================



1) Pro forma reflects the elimination of the education courseware and content businesses, which were sold and / or exited during December 2000. These results of operations are not meant to be pro forma financial statements, as required by Regulation S-X Article 11 Pro Forma Information, and accordingly do not reflect all adjustments required by these regulations.

2) EBITDA is calculated by adding back interest, taxes, depreciation and amortization, and restructuring, impairment and one-time charges, net, to net income (loss). EBITDA should not be considered an alternative to operating income (as determined in accordance with generally accepted accounting principles), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of the Company's liquidity.

3) Cash net income (loss) is calculated by adding back amortization and restructuring, impairment and one-time charges, net, to net income (loss). It is not intended to reflect our actual net income (loss) per share, cash flows from operations or net cash flows, as determined under generally accepted accounting principles and reported in our periodic quarterly filing with the Securities and Exchange Commission.

4)   Cash net income  (loss) per share is calculated by dividing cash net income
     (loss) by weighted average shares of common stock outstanding for the respective periods.

                                     -more-


                                                 Consolidated Statements of Operations
                                               (in thousands, except per share amounts)
                                                              (unaudited)
                                                                              Year Ended December 31,
                                                                  Actual                   Actual        Pro Forma (1)
                                                                   2001                     2000             2000
                                                             -----------------        ----------------- ----------------
Revenues                                                             $ 56,297                 $ 73,823         $ 49,931
Cost of revenues                                                        5,039                   18,368            3,733
                                                             -----------------        ----------------- ----------------
Gross profit                                                           51,258                   55,455           46,198
                                                             -----------------        ----------------- ----------------
Operating expenses:
  Product development                                                   4,860                    8,999            3,784
  Sales and marketing                                                  28,562                   43,248           19,347
  General and administrative                                           10,768                   13,045            7,614
  Depreciation                                                          4,091                    5,292            1,089
  Amortization                                                         16,464                   24,010           13,541
  Restructuring and one-time items, net                                  (638)                  38,675               --
  Goodwill impairment                                                     876                       --               --
                                                             -----------------        ----------------- ----------------
    Total operating expenses                                           64,983                  133,269           45,375
                                                             -----------------        ----------------- ----------------
Income (loss) from operations                                         (13,725)                 (77,814)             823
Interest and other income (expense), net                               (4,729)                  (2,622)          (2,432)
                                                             -----------------        ----------------- ----------------
Net loss before extraordinary gain                                    (18,454)                 (80,436)          (1,609)
Extraordinary gain                                                      5,609                       --               --
                                                             -----------------        ----------------- ----------------
Net loss                                                             $(12,845)                $(80,436)        $ (1,609)
                                                             =================        ================= ================

Loss per share before extraordinary item                             $ (1.75)                 $  (7.86)
Extraordinary gain per share                                             0.53                       --
                                                             -----------------        -----------------
Basic and diluted net loss per share                                 $ (1.22)                 $  (7.86)
                                                             =================        =================

Weighted average shares of common stock outstanding                    10,536                   10,230
                                                             =================        =================

Supplemental Financial Data:

EBITDA (2)                                                           $  7,068                 $ (9,837)        $ 15,453
                                                             =================        ================= ================


Cash net income (loss)(3)                                            $ (1,752)                $(17,751)        $ 11,932
                                                             =================        ================= ================

Cash net income (loss) per share (4)                                 $ (0.17)                 $ (1.74)         $   1.17
                                                             =================        ================= ================


1) Pro forma reflects the elimination of the education courseware and content businesses, which were sold and / or exited during December 2000. These results of operations are not meant to be pro forma financial statements, as required by Regulation S-X Article 11 Pro Forma Information, and accordingly do not reflect all adjustments required by these regulations.


2) EBITDA is calculated by adding back interest, taxes, depreciation and amortization, and restructuring, impairment and one-time charges, net, to net income (loss) before extraordinary items. EBITDA should not be considered an alternative to operating income (as determined in accordance with generally accepted accounting principles), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of the Company's liquidity.


3) Cash net income (loss) is calculated by adding back amortization and restructuring, impairment and one-time charges, net, to net income (loss) before extraordinary items. It is not intended to reflect our actual net income (loss) per share, cash flows from operations or net cash flows, as determined under generally accepted accounting principles and reported in our periodic quarterly filing with the Securities and Exchange Commission.


4)   Cash net income  (loss) per share is calculated by dividing cash net income
     (loss) by weighted average shares of common stock outstanding for the respective periods.

                                     -more-



                                    Consolidated Condensed Balance Sheets
                                                (in thousands)
                                                 (unaudited)
                                                                           December 31,        December 31,
                                                                              2001                2000
                                                                        ------------------  ------------------
ASSETS:
Current Assets:
       Cash and marketable securities                                            $ 24,833            $ 46,479
       Accounts receivable, net                                                     2,708               8,293
       Prepaid expenses and other current assets                                    3,872               2,618
                                                                        ------------------  ------------------
             Total current assets                                                  31,413              57,390
Fixed assets, net                                                                   9,993               6,842
Intangible assets, net                                                             28,245              40,370
Other assets                                                                        3,352               5,002
                                                                        ------------------  ------------------
             Total assets                                                        $ 73,003            $109,604
                                                                        ==================  ==================

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY:
Current Liabilities:
  Accounts payable                                                               $    701            $  2,999
  Accrued expenses                                                                  5,672               8,424
  Accrued interest                                                                  2,178               2,434
  Amounts due under acquisition agreements                                          4,000               4,096
  Deferred revenue                                                                  5,506               5,963
  Accrued restructuring charge                                                         42               8,793
  Leases payable - current                                                          1,136               1,259
  Notes payable - current                                                             143                 524
                                                                        ------------------  ------------------
    Total current liabilities                                                      19,378              34,492
Long term debt                                                                     71,200              80,156
Leases payable                                                                        923                 688
Other liabilities                                                                     685               1,183
Commitments and contingencies                                                          --                  --

Total stockholders' (deficit) equity                                              (19,183)             (6,915)
                                                                        ------------------  -----------------
     Total liabilities & stockholders' (deficit) equity                          $ 73,003            $109,604
                                                                        ==================  ==================
                                                                  ###